Corporate Office
225 Main Street Box 8003
Menasha, WI 54952-8003
920-751-7777 www.banta.com

News Release

April 26, 2005

Contact:	Geoff Hibner, Chief Financial Officer Mark Fleming, Director, Investor and Corporate Communications

BANTA REPORTS RECORD 2005 FIRST QUARTER PERFORMANCE

•	First quarter 2005 revenue from continuing operations reached $386 million, 10 percent above the $350 million reported in 2004’s first quarter.

•	Net earnings from continuing operations were $13.7 million, a 7 percent increase over last year’s $12.8 million.

•	Diluted earnings per share from continuing operations reached 54 cents, 10 percent above 2004’s 49 cents.

MENASHA, WI . . . Banta Corporation (NYSE: BN) today reported record 2005 first quarter results from continuing operations, recording the highest first-quarter revenue in the corporation’s history.

        First quarter 2005 revenue from continuing operations, which excludes results from the healthcare business that was sold earlier this month, reached $386 million, an increase of 10 percent over the $350 million recorded in the first quarter of 2004. First quarter net earnings from continuing operations increased 7 percent to $13.7 million, from $12.8 million in the comparable period last year. Net earnings, including operating results from the discontinued operation and an after-tax gain of $1.3 million from a real estate sale, were $16.0 million compared with $14.1 million in the same period last year.

        First quarter diluted earnings per share from continuing operations rose 10 percent, reaching 54 cents compared with 49 cents in 2004. Including the discontinued healthcare operation and the real estate sale, diluted earnings per share were 63 cents compared with 54 cents during the same period last year. During the last month of the quarter, Banta repurchased 359,500 shares of its outstanding common stock for $15.7 million under a new $150 million share repurchase program announced February 14, 2005. The shares were purchased at an average price of $43.57.

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        “Our supply-chain management, consumer catalog and direct marketing print businesses continued to excel in the first quarter, reporting good revenue gains and strong earnings compared with last year’s first quarter,” said Banta Chairman, President and Chief Executive Officer Stephanie A. Streeter. “That performance helped offset the more modest results in the rest of our print sector and increases in corporate administrative costs. Although both our publications and book operations reported double-digit revenue increases during the quarter; business mix, increased sales and administrative costs, and some productivity issues negatively affected their profitability. In spite of a few challenges, we remain confident that we will achieve our growth objectives for 2005. Beginning the year with record revenue and net earnings demonstrates that we’re making important progress toward our goals.”

OPERATING HIGHLIGHTS

•	Banta’s supply-chain management sector delivered another strong performance in the first quarter. Revenue reached a first-quarter record $111 million, an 8 percent increase over the $103 million in the prior-year period, with approximately $4 million of the revenue increase due to currency fluctuations. Operating earnings also reached a first-quarter all-time high, rising 16 percent to $12.4 million, compared with $10.7 million in the prior-year period. Results in the first three months of the year benefited from healthy growth in product volumes from Banta’s major customers, and a high value-added product mix helped maintain strong operating margins.
•	Print sector revenue reached $275 million, 11 percent above the $247 million reported in the same period last year. Approximately one-third of the revenue gain during the quarter was the result of paper price increases year-over-year. The sector’s first quarter operating earnings of $16.5 million were comparable to results in the same period last year, as margins were affected by costs related to the formation of the Literature Management Group and the sector’s business mix.
o	The catalog division reported a double-digit revenue increase and a twofold increase in operating earnings compared with a year ago, as it continued to deliver strong efficiency and productivity gains. Plant utilization was strong due to both the acquisition of new customers and an exceptionally high customer retention rate, which resulted in a net increase in catalog titles printed. In addition, catalogers have increased their quantities per print run, thus driving additional print volume.

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o	The direct marketing division turned in another strong quarter. Revenue increased more than 10 percent and operating earnings doubled over the same period last year. Continued growth in the higher-value in-line personalization services and efficiency gains from the division’s productivity efforts helped drive the results.
o	Banta’s book division recorded both higher revenue and operating earnings in the first quarter compared with the prior-year period. Higher-than-normal educational print work and increased trade book activity helped keep plants very busy during the quarter, although product mix and productivity issues related to a new press start up reduced margins.
o	The Banta Literature Management Group’s revenue matched last year’s first quarter, despite the absence of two large, high-margin promotional programs that did not repeat this year. As expected, this margin impact and additional expenses absorbed in the first quarter related to its formation as a separate printing services division, caused operating earnings to fall compared with a very strong first quarter of 2004.
o	The publications division reported higher revenue in the first quarter, but operating earnings were modestly below the same period last year due to increased operating costs and lower pricing on contractual work. During the quarter, Banta continued to gain market share in special-interest magazines. While the business experienced a slight reduction in its internal measurement of page count per magazine, print volume increased about 9 percent compared with the same period last year.
•	Banta’s discontinued single-use healthcare products business reported lower first quarter revenue and operating earnings. Continuing from the second half of 2004, higher raw material prices, principally in paper and resin, negatively affected profitability. The assets of the healthcare business were sold effective April 12, 2005. The gain on the sale of the assets of the healthcare business will be included in results from discontinued operations for the second quarter of 2005.

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        “Our outlook for the full year remains positive but, as previously indicated, we expect our operating earnings growth to be back-end loaded into the second half of the year,” noted Streeter. “Our second quarter plans include productivity-enhancing projects that will generate one-time costs in the second quarter, but create long-term benefits beginning mid-year.” During the second quarter, three presses will be out of service and undergoing rebuilds. Two are being relocated to operations needing additional capacity, and one is undergoing the most-extensive rebuild in Banta’s history.

        “As expected since the beginning of the year, those major projects, along with additional expenses related to our Literature Management Group formation and the corporatewide rollout of our productivity programs, may cause second quarter operating earnings from continuing operations to be below the comparable period in 2004,” said Streeter. “However, beginning in the third quarter, the presses will be back in operation, other expenses should be winding down, and we expect a strong final six months of the year.”

        Banta management reaffirms its previous 2005 guidance, which is for revenue to be in a range of $1.5 billion to $1.55 billion, and diluted earnings per share from continuing operations to be in a range of $2.80 to $2.95. In addition to results from continuing operations, 2005’s net results will also include earnings from operations of the discontinued healthcare business through April 12, and the gain from the sale of the real estate and the healthcare business.

        Banta will host a conference call to discuss its first quarter results on Wednesday, April 27 at 9:00 a.m. Central (10:00 a.m. Eastern). The call will be simultaneously broadcast in the Investor Information area of Banta’s Web site at www.banta.com, and a replay of the call will be available.

        Banta Corporation is a technology and market leader in printing and supply-chain management. Banta provides a comprehensive combination of printing and digital imaging solutions to leading publishers and direct marketers, including advanced digital content management and e-business services. Banta’s global supply-chain management businesses provide a wide range of outsourcing capabilities to many of the world’s largest companies. Services range from materials sourcing and product configuration, to customized kitting, order fulfillment and global distribution.

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“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995:

This news release includes forward-looking statements. Statements that describe future expectations, including revenue and earnings projections, plans, results or strategies, are considered forward-looking. Such statements are subject to certain risks and uncertainties which could cause actual results to differ materially from those currently anticipated. Factors that could affect actual results include, among others, changes in customers’ order patterns or demand for the corporation’s products and services, pricing, changes in raw material costs and availability, unanticipated changes in sourcing of raw materials (including paper) by customers, unanticipated changes in operating expenses, unanticipated production difficulties, unanticipated issues associated with the corporation’s non-U.S. operations, changes in the pattern of outsourcing supply-chain management functions by customers, unanticipated costs or delays associated with the productivity-enhancing projects to be undertaken in the second quarter of 2005, unanticipated acquisition or loss of significant customer contracts or relationships, unanticipated difficulties and costs associated with the design and implementation of new administrative systems, the impact of any acquisition or divestiture effected by Banta, changes in the corporation’s effective income tax rate, unanticipated swings in foreign currency exchange rates, and any unanticipated weakening of the economy. These factors should be considered in evaluating the forward-looking statements, and undue reliance should not be placed on such statements. The forward-looking statements included herein are made as of the date hereof, and Banta undertakes no obligation to update publicly such statements to reflect subsequent events or circumstances.

An electronic version of this news release, as well as other information about Banta Corporation, is available through the company’s World Wide Web home site at www.banta.com

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Banta Corporation
Unaudited Condensed Consolidated Financial Statements
($000’s omitted, except per share data)

	3 Months Ended March
	2005	2004
Revenue	$386,277	$349,528
Cost of Printing and Supply-Chain Services	302,358	277,302

Gross Earnings	83,919	72,226
SG&A Expense	63,297	51,066

Earnings from Operations	20,622	21,160
Other Income (Expense)
Interest Expense	(1,556)	(1,890)
Interest Income	737	527
Other Income, net	414	159

Earnings from Continuing Operations
before Income Taxes	20,217	19,956
Provision for Income Taxes	6,470	7,139

Earnings from Continuing Operations	13,747	12,817
Earnings from Discontinued Operations, Net of Income Taxes	2,260	1,257

Net Earnings	$16,007	$14,074

Basic Earnings per Share:
Continuing Operations	$0.55	$0.50
Discontinued Operations	$0.09	$0.05

	$0.64	$0.55

Diluted Earnings per Share:
Continuing Operations	$0.54	$0.49
Discontinued Operations	$0.09	$0.05

	$0.63	$0.54

Average Shares Outstanding:
Basic	24,999	25,676
Diluted	25,375	26,145
Composite Tax Rate on Continuing Operations	32.0%	35.8%

SEGMENT INFORMATION

	3 Months Ended March
Net Sales	2005	2004
Printing Services	$274,937	$246,536
Supply-Chain Management Services	111,340	102,992

	$386,277	$349,528

Earnings from Operations
Printing Services	$16,477	$16,437
Supply-Chain Management Services	12,407	10,674

Segment earnings from operations	28,884	27,111
Unallocated corporate expenses	(8,262)	(5,951)
Interest expense	(1,556)	(1,890)
Interest income	737	527
Other expense	414	159

Earnings before income taxes	$20,217	$19,956

Banta Corporation
Unaudited Condensed Consolidated Financial Statements
($000’s omitted, except per share data)

	As of
ASSETS	Apr. 2, 2005	Jan. 1, 2005
Cash and cash equivalents	$140,401	$133,093
Receivables	262,150	263,087
Inventories	98,908	102,892
Other current assets	21,734	25,169

Total current assets	523,193	524,241

Plant and equipment, net	278,631	288,127
Other assets	94,028	93,205

Total Assets	$895,852	$905,573

LIABILITIES AND SHAREHOLDERS' INVESTMENT
Accounts payable	$108,778	$105,656
Other accrued liabilities	75,099	92,356
Current maturities of long-term debt	25,597	25,594
Short-term borrowings	10,000	--

Total current liabilities	219,474	223,606

Long-term debt	61,073	62,333
Deferred income taxes	25,622	25,622
Other noncurrent liabilities	58,162	56,046
Shareholders' investment	531,521	537,966

Total Liabilities and Shareholders' Investment	$895,852	$905,573

Statement of Cash Flows	Three Months Ended March
CASH FLOW FROM OPERATING ACTIVITIES	2005	2004
Net Earnings	$16,007	$14,074
Adjustments to reconcile net earnings to net cash provided
Depreciation	14,460	15,127
Deferred income taxes	14	(727)
Tax benefit from the exercise of stock options	967	1,012
Non-cash stock compensation	154	--
Gain on sale of fixed assets	(2,315)	(482)
Change in assets and liabilities	(4,839)	(4,122)

Cash provided by operating activities	24,448	24,882

CASH FLOW FROM INVESTING ACTIVITIES
Capital expenditures	(9,980)	(18,865)
Proceeds from sale of fixed assets	6,952	668

Cash used for investing activities	(3,028)	(18,197)

CASH FLOW FROM FINANCING ACTIVITIES
Repayments of long-term debt, net	(1,256)	(1,267)
Short-term borrowing, net of repayments	10,000	--
Dividends paid	(4,257)	(4,388)
Proceeds from exercise of stock options	2,771	1,734
Repurchase of common stock	(15,664)	(43,690)

Cash used for financing activities	(8,406)	(47,611)

Effect of exchange rate changes on cash
and cash equivalents	(5,706)	(476)

Net increase (decrease) in cash	$7,308	$(41,402)